EXHIBIT 99.1

 Ingles Markets, Incorporated Reports Increased Sales and Income for
             Second Quarter and First Half of Fiscal 2007

    ASHEVILLE, N.C.--(BUSINESS WIRE)--May 7, 2007--Ingles Markets, Incorporated (NASDAQ: IMKTA) today reported a 43.1% increase in net income and a 12.3% increase in net sales for the three months ended March 31, 2007, compared to the previous year. For the first half of fiscal year 2007, net income increased 43.4% and net sales increased 11.1% compared to the first half of fiscal year 2006.

    Second Quarter Results

    Net sales increased by $74.5 million to $681.2 million for the March 2007 quarter, while grocery segment comparable store sales grew 12.4% for the same period. Sales growth was broad-based across the Company's departments, including increases in the number of customer visits and in average purchase amount. Excluding gasoline sales, second quarter comparable store sales increased 8.9%. Total gasoline gallons sold increased approximately 62% while the average price per gas gallon was somewhat level comparing the March fiscal 2007 quarter to the same period of fiscal 2006. At March 31, 2007, Ingles operated 196 stores and 39 fuel centers compared to 197 stores and 31 fuel centers at March 25, 2006.

    Gross profit for the March 2007 quarter increased 7.1%, to $166.6 million, an increase of $11.0 million compared with the second quarter of last fiscal year. Gross profit, as a percentage of sales, was 24.5% for the March 2007 quarter compared with 25.7% for the March 2006 quarter. Gross profit as a percentage of sales decreased primarily due to higher relative sales growth in the lower margin gasoline and pharmacy departments. Excluding gasoline sales, grocery segment gross profit as a percentage of sales was 27.0% for the three months ended March 31, 2007, compared to 27.5% for the same quarter of last fiscal year. Increased competitive pressures, especially in gasoline, and food cost increases also contributed to lower grocery segment margins. The Company elected to accept lower margins in order to increase sales, maintain market share and keep prices low for its customers.

    Operating and administrative expenses for the March 2007 quarter improved as a percentage of sales to 20.5% compared to 21.3% in the March 2006 quarter. Operating and administrative expense dollars increased $10.4 million for the March 2007 quarter compared to the same quarter last year, but the expense increases were leveraged against an even greater sales increase. Increased expenses for wages, warehouse operations, store maintenance, bank charges and marketing are all closely related to efforts to build sales and capture market share.

    Net rental income and other income totaled $1.5 million for the March 2007 quarter compared with $1.4 million for the March 2006 quarter. Increased sales of waste paper and packaging offset decreased interest income.

    Interest expense decreased $0.3 million for the three-month period ended March 31, 2007, to $11.9 million from $12.2 million for the three-month period ended March 25, 2006. Total debt at March 31, 2007, was $548.1 million compared to $560.6 million at March 25, 2006.

    Income tax expense as a percentage of pre-tax income decreased to 18.9% in the March 2007 quarter compared to 39.7% in the March 2006 quarter due to the settlement of a tax position under an initiative offered by one of the states in which the Company conducts its operations. As a result of this settlement the Company reduced its reserve for contingent income taxes by $3.2 million and reduced income tax expense by the same amount during the three months ended March 31, 2007.

    Net income increased $4.1 million, or 43.1%, for the three-month period ended March 31, 2007, to $13.5 million, compared to $9.4 million for the three-month period ended March 25, 2006. Net income, as a percentage of sales, improved to 2.0% for the March 2007 quarter compared with 1.6% for the March 2006 quarter. Basic and diluted earnings per share for publicly traded Class A Common Stock were $0.58 and $0.55 for the March 2007 quarter compared to $0.41 and $0.38, respectively, for the March 2006 quarter. Basic and diluted earnings per share for Class B Common Stock were each $0.53 for the March 2007 quarter compared to $0.37 of basic and diluted earnings per share for the March 2006 quarter.

    First Half Results

    Net sales increased by $136.8 million, or 11.1%, to $1.37 billion for the six months ended March 2007, while grocery segment comparable store sales grew 11.4% for the same period compared with the six months ended March 2006. Excluding gasoline sales, second quarter comparable store sales increased 8.1%. Total gasoline gallons sold increased approximately 66% while the average price per gas gallon decreased approximately 4% comparing the March fiscal 2007 six months to the same period of fiscal 2006.

    Gross profit dollars for the March 2007 six-month period increased $21.3 million, or 6.9%, to $331.4 million, compared to $310.1 million for the same period of fiscal 2006. Gross profit as a percentage of sales was 24.2% and 25.2% for the six months ended March 31, 2007 and March 25, 2006, respectively. Excluding gasoline sales, grocery segment gross profit as a percentage of sales was 26.6% for the six months ended March 31, 2007 compared to 26.9% for the same period of last fiscal year.

    Operating expenses increased $15.5 million comparing the first half of fiscal 2007 to the same period of last fiscal year, but decreased to 20.2% of sales for the six months ended March 31, 2007, from 21.2% of sales for the first half of fiscal year 2006. The dollar cost increases that affected the second quarter, as discussed above, were partially offset by decreased equipment rent expense and professional fees.

    Net rental income and other income totaled $3.2 million for the March 2007 six-month period compared to $3.4 million for the March 2006 six-month period. Increased sales of waste paper and packaging offset losses on assets taken out of service and decreased interest income.

    Interest expense totaled $23.9 million for the six-month period ended March 31, 2007, a decrease of $0.7 million from $24.6 million for the six-month period ended March 25, 2006. The decrease is primarily attributable to $12.5 million of principal debt repayment between March 2006 and March 2007.

    Income tax expense as a percentage of pre-tax income decreased to 28.9% for the March 2007 six-month period compared to 39.5% for the comparable March 2006 period due to the previously discussed tax settlement. As a result of this settlement the Company reduced its reserve for contingent income taxes by $3.2 million and reduced income tax expense by the same amount during the six months ended March 31, 2007.

    Net income increased $7.5 million, or 43.4%, for the six-month period ended March 31, 2007, to $24.7 million, compared to $17.2 million for the six-month period ended March 25, 2006. Net income, as a percentage of sales, was 1.8% for the March 2007 and 1.4% for the March 2006 six-month periods, respectively. Basic and diluted earnings per share for publicly traded Class A Common Stock were $1.06 and $1.01 for the March 2007 six-month period compared to $0.74 and $0.70, respectively, for the March 2006 quarter six-month period. Basic and diluted earnings per share for Class B Common Stock were each $0.96 for the fiscal March 2007 period compared to $0.67 of basic and diluted earnings per share for the same fiscal period ended March 2006.

    Robert P. Ingle, chief executive officer, stated, "The competitive environment was tougher during the second quarter so we are pleased with our sales increases. We believe it is important to take care of our customers and keep prices as low as we can, even if it affects the bottom line."

    During the March 2007 six-month period, Ingles completed one new store, one remodeled store, purchased six future store sites, and added three fuel centers and two pharmacies to existing store locations. Two stores were closed. Capital expenditures for the March 2007 six-month period totaled $42.7 million. For the balance of the fiscal year, Ingles expects to open two remodeled stores, three replacement stores and add three new fuel stations at existing stores. Capital expenditures for the entire fiscal year are expected to be approximately $100 million, including expenditures for stores to open in fiscal 2008.

    The comments in this press release contain certain forward-looking statements. Ingles undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. Ingles' actual results may differ materially from those projected in forward-looking statements made by, or on behalf of, Ingles. Factors that may affect results include changes in business and economic conditions generally in Ingles' operating area, pricing pressures, increased competitive efforts by others in Ingles' marketing areas and the availability of financing for capital improvements. A more detailed discussion of these factors may be found in reports filed by the Company with the Securities and Exchange Commission including its 2006 Form 10-K and 2007 Forms 10-Q.

    Ingles Markets, Incorporated is a leading supermarket chain with operations in six southeastern states. Headquartered in Asheville, North Carolina, the Company operates 196 supermarkets. In conjunction with its supermarket operations, the Company also operates 74 neighborhood shopping centers, all but 18 of which contain an Ingles supermarket. The Company's Class A Common Stock is traded on The NASDAQ Stock Market's Global Market under the symbol IMKTA. For more information, visit Ingles' website at www.ingles-markets.com.

                     INGLES MARKETS, INCORPORATED
             (Amounts in thousands except per share data)

                    Unaudited Financial Highlights

                          Three Months Ended      Six Months Ended
                         --------------------- -----------------------
                          March 31,  March 25,  March 31,   March 25,
                            2007       2006       2007        2006
                         ----------- --------- ----------- -----------

Net sales                  $681,164  $606,649  $1,366,863  $1,230,043
Gross profit                166,568   155,575     331,431     310,062
Operating and
 administrative expenses    139,498   129,069     275,962     260,483
Rental income, net            1,281     1,301       2,303       2,585
Income from operations       28,351    27,807      57,772      52,164
Other income, net               246        80         855         820
Interest expense             11,935    12,226      23,941      24,553
Income taxes                  3,155     6,220      10,012      11,220
Net income                  $13,507    $9,441     $24,674     $17,211

Basic earnings per
 common share - Class A       $0.58     $0.41       $1.06       $0.74
Basic earnings per
 common share - Class B       $0.53     $0.37       $0.96       $0.67
Diluted earnings per
 common share - Class A       $0.55     $0.38       $1.01       $0.70
Diluted earnings per
 common share - Class B       $0.53     $0.37       $0.96       $0.67

Additional selected
 information:
Depreciation and
 amortization expense       $14,209   $14,753     $29,348     $29,461
Rent expense                 $4,099    $5,110      $8,631     $11,239

          Condensed Consolidated Balance Sheets (Unaudited)

                          March 31,           September 30,
                            2007                  2006
                         -----------           -----------
ASSETS
  Cash and cash
   equivalents              $12,341               $17,540
  Receivables-net            42,772                43,594
  Inventories               228,903               215,369
  Other current assets        9,770                 9,315
  Property and
   equipment-net            783,695               771,628
  Other assets                9,983                17,528
                         -----------           -----------
TOTAL ASSETS             $1,087,464            $1,074,974
                         ===========           ===========

LIABILITIES AND
 STOCKHOLDERS' EQUITY
  Current maturities of
   long-term debt           $47,098               $33,666
  Accounts payable,
   accrued expenses and
   current portion of
   other long-term
   liabilities              193,974               185,195
  Deferred income taxes      17,971                22,673
  Long-term debt            500,978               522,649
  Other long-term
   liabilities                5,600                 6,118
                         -----------           -----------
     Total Liabilities      765,621               770,301
  Stockholders' equity      321,843               304,673
                         -----------           -----------

TOTAL LIABILITIES AND
 STOCKHOLDERS' EQUITY    $1,087,464            $1,074,974
                         ===========           ===========

    CONTACT: Ingles Markets, Incorporated
             Ron Freeman, 828-669-2941 (Ext. 223)
             Chief Financial Officer